Exhibit 99.1

News Release

Date: May 24, 2017

Release Time:3:03 CT

Media Contact:Susan Blair (501) 978-2217

Investor Contact:Tim Hicks (501) 978-2336

Bank of the Ozarks, Inc. Announces Public Offering of Common Stock

LITTLE ROCK, ARKANSAS–Bank of the Ozarks, Inc. (“Company”) (NASDAQ: OZRK) today announced it has agreed to sell 6.6 million shares of its common stock in an underwritten registered public offering. The Company also intends to grant the underwriter a 30-day option to purchase up to an additional 990,000 shares of its common stock.  J.P. Morgan is acting as sole book-running manager.

The Company expects to use the net proceeds from this offering to support the Company’s organic growth, including growth in non-purchased loans and leases, for potential future acquisitions, and for general corporate purposes.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewater, NY 11717, or telephone: 866-803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT BANK OF THE OZARKS, INC.

Bank of the Ozarks, Inc. shares trade on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 250 offices in Arkansas, Georgia, Florida, North Carolina, Texas, Alabama, South Carolina, New York and California. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release and certain other communications by the Company contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements, including but not limited to those regarding the offering and the use of proceeds therefrom, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, market conditions affecting the offering. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s filings with the SEC.